Exhibit 4.23

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Proprietary & Strictly Confidential)

_________________________________________________

UNIMOS MICROELECTRONICS (SHANGHAI) CO., LTD.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

_________________________________________________

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Index

Article 1.	Definitions	2
1.1	Definitions	2
1.2	Interpretations	4
Article 2.	The Parties	5
2.1	Investor A	5
2.2	ChipMOS BVI	5
2.3	Investor C	5
Article 3.	Basic Information of the Company	6
3.1	Name and Address	6
3.2	Organization	6
3.3	Legal Compliance	6
Article 4.	Business Purpose and Business Scope	6
4.1	Purpose	6
4.2	Business Scope	6
Article 5.	Total Investment Amount and Registered Capital	6
5.1	Total Investment Amount	6
5.2	Registered Capital	6
5.3	Capital Contribution of the Parties and Shareholding Percentage	7
5.4	Timing of Remittance of Capital Contribution	7
5.5	Certificate of Capital Contribution	7
5.6	Adjustment of Registered Capital and Further Capital Contribution	7
5.7	Listing	8
Article 6.	Equity Interest Transfer	8
6.1	General Rules	8
6.2	Permitted Transfer	9
6.3	Transfer Procedure	9
6.4	The Encumbrance of the Equity Interest	10
6.5	Further Assurance	10
Article 7.	Representations, Warranties and Covenants	10
7.1	General Representations and Warranties	10
7.2	Covenants of Investor A	11
7.3	Covenants of ChipMOS BVI	11
Article 8.	The Board	12
8.1	Composition of the Board	12
8.2	Power of the Board	13
8.3	Meetings of the Board	14
8.4	Deadlock	17
Article 9.	Management Organization	17
9.1	Management Organization	17
9.2	Duties of the Senior Executive	18
Article 10.	Supervisors	19
10.1	Supervisors	19
10.2	Power of Supervisor	19

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 11.	Business Activities and Technology Licensing	20
11.1	Purchase	20
11.2	Operation and Management Support	20
11.3	Technology Licensing and Technical Support	20
11.4	Stability and Growth of Core Business Team (Deleted)	20
11.5	Trademarks	20
Article 12.	Labor Management	20
12.1	Principles of Management	20
12.2	Number of Employees	21
12.3	Labor Contracts	21
12.4	Terms and Conditions of Dispatched Employees	21
12.5	Labor Union	21
Article 13.	Accounting System	21
13.1	Financial System	21
13.2	Auditing	22
13.3	Financial Reports	22
13.4	Fiscal Year	22
13.5	Bank Accounts and Foreign Exchange Management	22
13.6	Profit Distribution	22
13.7	Consolidated Financial Statements	22
Article 14.	Taxes and Insurance	23
14.1	Income Tax, Customs and other Taxes	23
14.2	Insurance	23
Article 15.	Confidentiality and Non-Competition	23
15.1	Confidentiality	23
15.2	Non-competition	24
Article 16.	Term, Termination and Liquidation	25
16.1	Term of Operation	25
16.2	Termination	25
16.3	Liquidation	26
16.4	Further Assurance	26
16.5	Continue in Effect	26
Article 17.	Default	27
17.1	Event of Default	27
17.2	Liabilities for Default	27
Article 18.	Force Majeure	27
18.1	Definition of Force Majeure	27
18.2	Effect of Force Majeure	28
Article 19.	Governing Law and Dispute Resolution	28
19.1	Governing Law	28
19.2	Dispute Resolution	28
Article 20.	Miscellaneous	30
20.1	Entering into Force	30
20.2	Non-disclosure	30

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

20.3	Waiver	30
20.4	Assignment	30
20.5	Independent Contractor	30
20.6	Amendment	31
20.7	Severability	31
20.8	Notices	31
20.9	Further Effort	33
20.10	Expenses	33
20.11	Language and Counterpart	33
20.12	Entire Agreement	33
20.13	This Restatement	33

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

THIS "AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE" (this "Agreement") is entered into as of this 24th day of July, 2023 in Beijing by and among:

(1)
Yangtze Memory Technologies Holding Co., Ltd. ("Investor A"), a limited company duly organized and existing under the laws of the People's Republic of China, with its registered office at Room 1701, Building A, Overseas Talents Building, No. 999 Gaoxin Avenue, East Lake High-tech Development Zone, Wuhan City, and its legal representative is Nan-Xiang Chen (a citizen of China);
(2)
ChipMOS TECHNOLOGIES (BVI) LTD. ("ChipMOS BVI"), a company duly organized and existing under the laws of British Virgin Islands with its registered office at P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its legal representative is Teng-Yueh, Tsai (a citizen of Taiwan, China);
(3)
Accretech (China) Co., Ltd. (“Accretech”), a limited company duly organized and existing under the laws of the People's Republic of China, with its registered office at Room 212, 2 F., No. 118, Fu Te North Road, China (Shanghai) Pilot Free Trade Zone, and its legal representative is Yoshida Hitoshi (a citizen of Japan);
(4)
Chao-Jung Tsai, a citizen of Taiwan region, and whose Taiwan ID number is , and whose residence is at ;
(5)
Shih-Jye Cheng, a citizen of Taiwan region, and whose Taiwan ID number is , and whose residence is at ;
(6)
Shou-Kang Chen, a citizen of Taiwan region, and whose Taiwan ID number is , and whose residence is at ; and
(7)
David W. Wang, a citizen of Taiwan regoin, and whose Taiwan ID number is , and whose residence is at .

Each of the above party (3) to (7) is hereinafter referred to individually or collectively as a "Investor C" (depending on the context.) The parties hereto are hereinafter referred to individually as a "Party" and collectively as the "Parties."

RECITALS

Pursuant to the "Company Law of the People's Republic of China," the "Foreign Investment Law of the People's Republic of China," and relevant laws of the People's Republic of China, the Parties agree to invest in and carry out the operation of the Company together through amicable negotiations and in accordance with the principle of equality and mutual benefit.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 1. Definitions

1.1.
Definitions

Except as otherwise provided herein, the following terms, as used herein, have the following meanings:

"Related Party" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause others to determine the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including (a) the direct or indirect beneficial ownership of at least 50% of the outstanding shares or other equity interests of such Person; (b) the direct or indirect beneficial ownership of at least 50% of the voting power of such Person; or (c) the power, directly or indirectly, to appoint at a majority of the members of the board of directors or similar governing body of such Person. To clarify, the Related Parties of Investor A include only Yangtze Memory Technologies Holding Co., Ltd. (or its successors) and the subsidiaries controlled by it. In addition, any Person shall not be viewed as Investor A's Related Party merely because such Person is also controlled by the government.

"Articles of Association" means the amended and restated Articles of Association of the Company, which is included herein as Annex I and executed at the same time as this Agreement.

"Board" means the board of directors of the Company.

"Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing or Hsinchu, Taiwan, are authorized or obligated by applicable Laws or executive order to close.

"China" means, for the purpose of this Agreement, Mainland China of the People’s Republic of China.

"Term of Operation" has the meaning defined in Section 16.1 herein.

"Company" means Unimos Microelectronics (Shanghai) Co., Ltd.

"Confidential Information" means (1) any confidential information (whether conveyed in written, oral or in any other form), whether tangible or intangible, in connection with organization, business, technology, finance, transaction, affairs, launched or not launched software or hardware, or any marketing, promotion or business policies of products, of the Company or the Parties; and (2) any information or materials prepared by any Party, its recipient, or the Company, that contain or otherwise reflect, or are generated from, the Confidential Information provided in Item (1).

"Deadlock" has the meaning defined in Section 8.4 herein.

"Transaction Documents" means this Agreement and the Articles of Association.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

"Encumbrance" means (1) any mortgage (whether fixed or floating), pledge, lien, warrant, guarantee, deed of trust, tenure, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of any obligation of any Person (except as provided by Laws), including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law; (2) any appointment of proxy, power of attorney, voting agreement, interest, option, right of first offer, negotiation, refusal or transfer restriction in favor of any Person; and (3) any claim that is unfavorable to tenure, possession, or use.

"Effective Date" means the date of execution of this Agreement.

"Equity Interest" means the equity interest of the Company.

"Force Majeure" has the meaning defined in Section 18.1 herein.

"Fiscal Year" means the accounting year of the Company.

"Auditor" means the auditor selected by Board pursuant to Section 13.2 herein.

"Laws" means all applicable laws, regulations, rules and orders promulgated by any legislative institution, judicial institution, government agency, stock exchange or other self-regulatory body, including any laws, statutes or other legislative measure and any regulations, rules, treaties, orders, decrees or judgments.

"Senior Executive" has the meaning defined in Section 9.1 herein.

"Person" means a natural person, corporation, joint venture, enterprise, partnership, trust, unincorporated organization, limited liability company, company limited by shares, government or any government department or authority, or any other entity.

"Chinese Accounting Standards" means Accounting Standards for Business Enterprises of the People's Republic of China, as amended from time to time.

"Registration Authority" means the State Administration for Market Regulation of the People's Republic of China, or, in certain cases, other qualified local Administration for Market Regulation.

"Renminbi" or "RMB" means the lawful currency of China.

"Subsidiary" means, with respect to any Person, directly or indirectly holds any registered capital or share capital representing certain ownership interests or voting equity interests of, and has actual or de facto controlling power over such other Person. For the purpose of this Agreement, the Company shall not be deemed as a Subsidiary fo any Party.

"Third Party" means any entity other than the Parties.

"United States Dollar" or "USD" means the lawful currency of the United States of America.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

"Material Adverse Effect" means any adverse effect satisfying all of the following conditions for a Party or the Company (as applicable): (1) any event (including representation, warranties and undertakings, etc.) incurs damage, loss and/or liability (collectively as “Adverse Effect”) to operation, business, condition (business, technological, legal, or financial condition, etc.), asset or liability; (2) the Adverse Effect amount in one single event alone exceeds Renminbi fifteen (15) million (RMB15,000,000) or the Adverse Effect and other events result in adverse effect to a Party or the Company (subject to the actual condition) in aggregate exceeds Renminbi thirty (30) million (RMB30,000,000).

"Governmental Authority" means national, provincial, local or similar governmental, regulatory or administrative body, department or committee, or any court, tribunal or judicial or arbitral body of China or any other country.

1.2.
Interpretations
1.2.1.
The phase "directly or indirectly" means directly or indirectly by one or more middlemen through contractual or other lawful arrangements; "direct or indirect" has the same meaning.
1.2.2.
"Including" and similar words are not words of limitation, and "but not limited to" shall be viewed as following "including" when explaining "including."
1.2.3.
Except as otherwise provided in the context, "above" and "below," includes the number, but "greater than," "over," "less than," and "under" do not include the number.
1.2.4.
Except as otherwise provided in the context, all the pronouns (including both gender-specific pronouns and gender-neutral pronouns) include the masculine, feminine, and neuter gender.
1.2.5.
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.
1.2.6.
The written form includes words that are reproduced in an easily readable and maintainable form.
1.2.7.
Any mention of a document means the document and its subsequent amendments.
1.2.8.
Except as otherwise provided, the terms Article, Item, Section, Attachment and Schedule mean the Article, Item, Section, Attachment and Schedule of this Agreement.
1.2.9.
Any mention of a Law means the Law and its amendment and repromulgation from time to time.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 2. The Parties

2.1.
Investor A

Yangtze Memory Technologies Holding Co., Ltd., a limited company duly organized and existing under the Laws of China, with its Unified Social Credit Code 91420100MA4KQ9MW0P, having its registered office at Room 1701, Building A, Overseas Talents Building, No. 999 Gaoxin Avenue, East Lake High-tech Development Zone, Wuhan City, and its legal representative on the execution date of this Agreement being:

Name: Nan-Xiang Chen

Title: Chairman

Nationality: China

2.2.
ChipMOS BVI

ChipMOS TECHNOLOGIES (BVI) LTD., a company duly organized and existing under the Laws of British Virgin Islands, having its registered office at P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its legal representative on the execution date of this Agreement being:

Name: Teng-Yueh, Tsai

Title: Director

Nationality: Taiwan, China

2.3.
Investor C
2.3.1.
Accretech (China) Co., Ltd., a limited company duly organized and existing under the Laws of China, having its registered office at Room 212, 2 F., No. 118, Fu Te North Road, China (Shanghai) Pilot Free Trade Zone, and its legal representative on the execution date of this Agreement being:

Name: Yoshida Hitoshi

Title: Chairman

Nationality: Japan

2.3.2.
Chao-Jung Tsai, a citizen of Taiwan region, and whose Taiwan ID number is , and whose residence is at ;
2.3.3.
Shih-Jye Cheng, a citizen of Taiwan region, and whose Taiwan ID number is , and whose residence is at ;
2.3.4.
Shou-Kang Chen, a citizen of Taiwan regoin, and whose Taiwan ID number is , and whose residence is at ; and

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

2.3.5.
David W. Wang, a citizen of Taiwan regoin, and whose Taiwan ID number is , and whose residence is at .

Article 3. Basic Information of the Company

3.1.
Name and Address
3.1.1.
The Chinese name of the Company is "宏茂微電子(上海)有限公司" and its English name is "Unimos Microelectronics (Shanghai) Co., Ltd."
3.1.2.
The registered office is at No. 9688 Songze Ave., Block C, Qingpu Industrial Zone, Shanghai City.
3.2.
Organization

The Company is a limited liability company organized under Laws of China. Except where otherwise provided herein, the liability of each Party to the Company is limited to the total amount paid by such Party as the registered capital of the Company in accordance with Article 5 hereof. The profits of the Company shall be shared by the Parties in proportion to their respective contributions to the registered capital of the Company. A creditor of the Company has recourse only to the assets of the Company and neither Party shall be subject to any liability if the assets of the Company are insufficient to satisfy the claims of its creditors.

3.3.
Legal Compliance

The Company conducts its business pursuant to Laws of China and other jurisdictions.

Article 4. Business Purpose and Business Scope

4.1.
Purpose

Strengthen the business collaboration between the Parties, leverage the advantages of each Party, make optimal use of the resources of each Party, and actively enhance the business efficiency of the Company in order to make each Party obtain a satisfactory return on its investment.

4.2.
Business Scope

The business scope of the Company is as follows: assembly and testing services for semiconductors (silicon and compound semiconductor) and integrated circuits (including sub-systems and modules), technology development, technical services, and sales of the products manufactured by the Company, including manufacturing of MEMS and compound semiconductor integrated circuit and advanced assembly and testing of BGA, CSP and MCM etc. (operations and activities subject to any approval according to the Laws may not be carried out unless such approval is issued by the competent authority).

Article 5. Total Investment Amount and Registered Capital

5.1.
Total Investment Amount

The total investment amount of the Company is RMB6,500,000,000.

5.2.
Registered Capital

The registered capital of the Company is RMB2,468,843,599.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

5.3.
Capital Contribution of the Parties and Shareholding Percentage

The capital contribution and shareholding percentage for the registered capital of the Company by each Party are as follows (RMB):

Shareholder	Subscribed Capital Contribution (Yuan)	Paid-in Capital (Yuan)	Shareholding Percentage
Investor A	1,257,630,666	1,257,630,666	50.9401%
ChipMOS BVI	1,111,576,624	1,111,576,624	45.0242%
Accretech	34,964,934	34,964,934	1.4162%
Chao-Jung Tsai	33,187,500	33,187,500	1.3443%
Shih-Jye Cheng	27,656,250	27,656,250	1.1202%
Shou-Kang Chen	3,062,100	3,062,100	0.1240%
David W. Wang	765,525	765,525	0.0310%
Total	2,468,843,599	2,468,843,599	100%

In the event that one Party contributes capital by foreign currency, the exchange rate applicable to the capital contribution shall be the central exchange rate as announced by the People's Bank of China on the date of its capital contribution (Medial Rate).

5.4.
Timing of Remittance of Capital Contribution

The Parties confirm that as of May 11, 2020, each Party has fully paid to the Company the registered capital subscribed by it. The Parties have no obligation to further contribute the registered capital as of the execution date of this Agreement.

5.5.
Certificate of Capital Contribution

For any Party, the Company shall issue a certificate of capital contribution to such Party after the remittance of the capital contribution amount to reflect the Equity Interest structure set forth herein.

5.6.
Adjustment of Registered Capital and Further Capital Contribution
5.6.1.
Any Party may propose to adjust (either increase or decrease) the registered capital of the Company according to actual financial needs of the Company. The Parties agree to negotiate and evaluate the adjustment proposal on the basis of good faith.
5.6.2.
Any adjustment of registered capital of the Company shall be implemented after the Parties’ agreement to amend this Agreement and the Articles of Association, the Board’s resolution and the completion of relevant administrative procedures.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

5.7.
Listing
5.7.1.
Based on the business operation of the Company, the Company may take the following measures, subject to the approval of the Board, to make the Company to be listed in China:
(1)
Have the Company be merged by a China listed company which is controlled by Investor A or its Related Parties ("China Listed Company"), and therefore the Parties may become the shareholders of such China Listed Company; or
(2)
Transform the Company into a company limited by shares, and the Company further applies for the initial public offering of its ordinary shares in Renminbi and consummate a listing in China.

The Parties shall use the best efforts to consummate the listing of the Company within five (5) years after November 30, 2016.

5.7.2.
The Parties shall give active support and assistance to the listing plan of the Company. In particular, the Parties understand and agree that, in order to increase the feasibility of the listing of the Company, Investor A and its Related Parties intend to consolidate a number of domestic and foreign companies (including but not limited to the Company's competitors) engaged in similar business on their own or through the Company. Each Party shall give its best efforts to provide support and assistance in connection with such consolidation; however, such integration shall be subject to the prior approval of the Board if it progresses through the Company.

Article 6. Equity Interest Transfer

6.1.
General Rules
6.1.1.
Except where otherwise permitted in this Article 6, no Party may sell or dispose of by any other means ("Transfer") all or part of the Equity Interests (regardless of whether the other Parties exercise the right of first refusal) within three (3) years after November 30, 2016 unless it receives the consent of Investor A and ChipMOS BVI; thereafter, any Transfer shall be made in accordance with the Transfer procedure provided in Section 6.3 below.

In addition, without the consent of Investor A and ChipMOS BVI, no Party may change its ultimate actual controlling Person; doing so will constitute a substantive breach.

Notwithstanding the foregoing, Investor A shall not be deemed as breaching the aforementioned provision for change of the ultimate actual controlling Person if the Equity Interests held by Investor A or its ultimate actual controlling Person are Transferred based on the request of Governmental Authority in China. Since the ultimate actual controlling Person of ChipMOS BVI is a listed company in Taiwan, ChipMOS BVI shall not be deemed as committing a breach of the aforementioned provision if the ultimate actual controlling Person of ChipMOS BVI is changed due to any transaction in the securities market, or merger or acquisition (collectively as the "Exceptions for Change of the Actual Controlling Person").

6.1.2.
Any proposed Transfer in violation of this Article 6 shall be void, and neither the Company nor the Parties shall recognize such Transfer or register for it.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

6.2.
Permitted Transfer
6.2.1.
Notwithstanding the foregoing Section 6.1, each Party may transfer all or part of Equity Interests ("Permitted Transfer") to its Related Parties, and the aforementioned Transfer shall not be subject to the rights of co-sale or first refusal; however, such Transfer shall comply with the following conditions:
(1)
The Related Party shall agree in writing to assume the rights of the proposed transferred Equity Interests, and to perform the corresponding obligations herein of such Party as if it were the original signing Party of this Agreement; such Party shall bear joint liabilities for the performance of obligations herein of such Related Parties;
(2)
No such Transfer shall have a Material Adverse Effect on the operation of the Company, the performance of the Company's contracts, or the organization structure of the Company; and
(3)
If only part of the Equity Interests is transferred, then such Transfer shall not affect the Company's subsequent capital operation.
6.2.2.
For the purpose of a Transfer by one Party to its Related Party in accordance with Section 6.2.1, the other Parties hereby waive their rights under the Laws or this Agreement against such Transfer, including, but not limited to, the rights of veto power, co-sale, and first refusal.
6.3.
Transfer Procedure
6.3.1.
Except the situation agreed in Section 6.2, in the event that a Party ("Transferring Party") intends to Transfer all or part of Equity Interests to a Third Party, such Party shall issue a written notice ("Transfer Notice") to the other Parties ("Non-Transferring Parties") along with: (1) a copy of the written offer received by the Transferring Party from such Third Party (the "Proposed Transferee") that it intends to accept in good faith; and (2) explanations of the amount of Equity Interests it wishes to Transfer ("Proposed Transferred Equity Interests"), the price and terms of such Transfer, and the name and background of the Proposed Transferee.
6.3.2.
Each Non-Transferring Party shall have the following rights: (1) to exercise the right of first refusal to acquire all of the Proposed Transferred Equity Interests in accordance with the price and terms set forth in the Transfer Notice, or (2) to exercise the right of co-sale in accordance with the price set forth in the Transfer Notice. If more than one Non-Transferring Parties intend to exercise the right of first refusal, such Parties shall exercise such rights in proportion to their respective Equity Interests; if any Non-Transferring Party intends to exercise the co-sale right, such Non-Transferring Party and the Transferring Party shall jointly sell their respective Equity Interests in proportion to their shareholding, the total amount of which Equity Interests shall be equal to the amount of the Proposed Transferred Equity Interests.

Each Non-Transferring Party shall notify the Transferring Party of its intention in written to purchase the Proposed Transferred Equity Interests or jointly sell the Proposed Transferred Equity Interests within thirty (30) days after receipt of the Transfer Notice. If the Non-Transferring Party fails to issue the aforementioned written notice in accordance with this Section 6.3.2, such Non-Transferring Party shall be deemed to have waived the aforementioned rights of first refusal and co-sale. In addition, if a Non-Transferring Party informs in writing that it will exercise the right of first refusal, it shall be deemed to have waived the co-sale right automatically and vice versa.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

6.3.2.
Upon the expiration of the notice period specified in Section 6.3.2, the Transferring Party and the Non-Transferring Party (if any) exercising the right of co-sale shall enter into an equity interest transfer agreement with the Non-Transferring Party exercising the right of first refusal and/or the Proposed Transferee (as the case may be). However, the terms and conditions of such equity interest transfer agreement shall not be more favorable than those set forth in the Transfer Notice.
6.3.3.
Notwithstanding the foregoing, no Party may Transfer the Equity Interests unless the following conditions are fulfilled:
(1)
There is no conflict of interests between the Transferee and the Company (the Board is entitled to determine whether such conflict exists and to solve it; further, the Non-Transferring Party which claims such conflict of interests shall notify the Board and provide relevant evidence);
(2)
the Transferee has agreed in writing to be bound by the terms and conditions of this Agreement and the Articles of Association, except where all the other Parties agree to amend them;
(3)
the Transfer will not have any Material Adverse Effect on the operation of the Company, the performance of the Company's contracts or the organizational structure of the Company; and
(4)
the Transfer complies with the Laws in all aspects.
6.4.
The Encumbrance of the Equity Interest

No Party may, without the prior written consent of Investor A and ChipMOS BVI, make any mortgage, pledge, or guarantee, or place any Encumbrance on all or part of its Equity Interest.

6.5.
Further Assurance

Each Party hereby agrees to comply with the provisions regarding the Transfer of Equity Interests herein, and further agrees that the Board shall be deemed to have unanimously approved such Transfer. Upon the proposed Transfer, each Party shall immediately take all necessary actions and sign all necessary documents for making such Transfer effective, and promptly cause the officers it appoints to the Board and the Company to take the all necessary actions (including voting in favor of such Transfer on the Board) and sign all necessary documents for making such Transfer effective.

Article 7. Representations, Warranties and Covenants

7.1.
General Representations and Warranties

Each Party hereby represents and warrants to the other Parties as follows:

(1)
It is a duly organized entity pursuant to applicable Laws of its jurisdiction, validly existing and in a good standing;
(2)
It has full legal rights, powers and authorizations to execute, deliver and perform this Agreement, and it has taken all necessary corporate actions to authorize, execute, deliver this Agreement and perform all obligations hereunder, except as otherwise agreed herein;

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(3)
At the time of the execution hereof or the fulfilment of obligations hereunder, it has obtained all necessary approvals and fulfilled all necessary procedures pursuant to the applicable Laws and agreements to which it is subject to, and it has the power to execute this Agreement or to perform the obligations hereunder pursuant to the Laws, except where otherwise agreed herein or the Parties have otherwise agreed;
(4)
From the Effective Date, this Agreement becomes an effective and legally binding document;
(5)
The execution, delivery and performance of this Agreement shall not: (i) constitute any violation or non-performance of any charter documents; (ii) result in any violation, breach or non-performance of any Laws, regulations, rules, or authorizations or approvals issued by any Governmental Authority or institution; (iii) constitute any violation or non-performance of any binding contracts or agreements; or (iv) constitute any violation of any held license, authorization or permit;
(6)
There is no pending, or to its knowledge, threatened lawsuit, arbitration or other judicial, administrative or other proceeding or investigation from the government that may affect its ability to execute, deliver or perform this Agreement; and
(7)
It will cause the Person it appoints or nominates to the Board and the Company to take all necessary actions and execute all necessary documents to perform this Agreement.
7.2.
Covenants of Investor A

In addition to the obligations of Investor A hereunder or under other agreements it has entered into with the Company or other Equity Interest holders, Investor A agrees and undertakes to perform the following covenants at the reasonable request of the Company:

(1)
to assist the Company to recruit qualified Chinese and foreign managements and other employees;
(2)
to assist the Company to develop its relationship with the government and maintain public relations;
(3)
to assist the Company in financing from the banks in China;
(4)
to assist the Company to develop works regarding its listing in China;
(5)
to assist the Company in handling other matters as requested by the Board.
7.3.
Covenants of ChipMOS BVI

In addition to the obligations of ChipMOS BVI hereunder or under other agreements it has entered into with the Company or other Equity Interest holders, ChipMOS BVI agrees and undertakes to perform the following covenants at the reasonable request of the Company:

(1)
to assist the Company in recruiting Taiwanese employees and other employees;
(2)
to assist the Company to develop its relationship with the government and maintain public relations;
(3)
to assist the Company in financing from the banks in Taiwan;
(4)
to assist the Company in handling other matters as requested by the Board.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 8. The Board

8.1.
Composition of the Board
8.1.1.
The Board shall consist of five (5) directors, of which three (3) directors are appointed by Investor A (“Investor A Directors”), while the other two (2) Directors are appointed by ChipMOS BVI ("ChipMOS BVI Directors"). Notwithstanding the foregoing, upon any change in the ratio of Equity Interest held by Investor A or ChipMOS BVI, the Parties shall renegotiate the composition of the Board.
8.1.2.
The term of office of each director is three (3) years, after which the director is eligible for reappointment by the appointing Party (failure of the appointing Party to appoint a successor at the expiration of the current term of office shall be recognized as the appointing Party’s desire to reappoint the same director for a new term.). The appointment and removal of each director shall be at the discretion of the appointing Party. If a seat of the Board is vacated by reason of dismissal, resignation, sickness, disability, death of the director or removal by the appointing Party, the appointing Party shall appoint a successor to the office of such director for the remainder of that period.
8.1.3.
Each director shall comply with all requirements under applicable Laws, including, in particular, the directors' requirements in the Company Law of China. In the event that a Party finds that a director appointed by it has breached this Agreement, or violated relevant Laws of China, inflicted damage to the Company by malicious or grossly negligent acts, violated criminal law, or participated in bribery or other acts deemed sufficient by the Laws of China to dismiss such director, the appointing Party shall immediately revoke the appointment of such director.
8.1.4.
The Board shall have one (1) chairman, appointed by Investor A from its appointed directors, who shall be the legal representative of the Company. The Board shall have one (1) vice-chairman appointed by ChipMOS BVI from its appointed directors. The chairman and vice-chairman shall exercise their rights within the scope of the Laws of China, the Articles of Association and the determinations of the Board.
8.1.5.
The director is not remunerated for his service (except as otherwise decided by the Board), but the director may receive remuneration corresponding to the position for other duties of the Company. The Company shall be responsible for the reasonable travel expenses and allowances for the performance of the duties of the directors.
8.1.6.
The Company shall procure sufficient liability insurance for all directors (if required). The Company shall indemnify the directors against all claims and liabilities of the directors arising out of their assumption of their duties as directors of the Company, subject to the condition that the act or omission of the directors which led to the occurrence of the claim or liability does not constitute intentional misconduct, gross negligence or violation of criminal law.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

8.1.7.
The chairman, vice-chairman or any director may concurrently hold office of management or other senior managers in the Company.
8.1.8.
Each director is entitled to all information relating to the Company's business which should be available on the basis of his directorship.
8.1.9.
The Board shall appoint one secretary to the Board, nominated by Investor A and appointed and dismissed by the Board. The secretary shall perform the following duties: (1) to be responsible for the information management of the information of shareholders, directors and Senior Executives; (2) to organize and plan the meeting of the Board, to participate in the meetings of the Board, the meetings of the board of supervisors and relevant meetings of the Senior Executives, and to be responsible for preparation of the minutes of meetings of the Board and to sign such minutes for confirmation; (3) to pay close attention to reports of media and to actively seek truth from facts, to assist the Board in fulfilling the relevant disclosure obligations (if any), and to abide by relevant securities laws and regulations, listing rules and other relevant regulations of the stock exchange; (4) to urge the Company to abide by the management system applicable to the subsidiaries of Investor A and its Related Parties; and (5) such other functions as the Board may delegate to the secretary.
8.2.
Power of the Board
8.2.1.
The Board is the highest authority of the Company and decides all important matters of the Company, including, but not limited to:
(1)
Amendments to the Articles of Association;
(2)
Suspension or dissolution of the Company;
(3)
Increase or decrease in registered capital of the Company;
(4)
The merger or spin-off of the Company;
(5)
The Company's listing plan, including, but not limited to, the listing location and time and other matters;
(6)
Corporate bond issuance or external financing of the Company;
(7)
The Company's investment;
(8)
The Company sets encumbrance on land use rights, buildings and major production equipment, or provides guarantees for Third Party debt;
(9)
Transactions between the Company and the Parties and their Related Parties (except for the proposed transaction in the Transaction Documents);
(10)
The Company's operating principles, investment plans, and annual business plan;
(11)
The Company's annual financial budgets and the final reports;
(12)
The Company's profit distribution and loss recovery plan;
(13)
The Company's plan of establishing internal management;

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(14)
The appointment, dismissal, remuneration, bonus and other conditions of employment of the secretary of the Board, general manager, executive vice general manager, and chief financial officer of the Company;
(15)
The Company's remuneration, bonus and benefit policies, except as otherwise provided herein;
(16)
The Company's equity incentive plan, executive stock option plan or similar plan;
(17)
Any sale, transfer, lease or disposal of assets of the Company which is included in the Company's annual business plan, financial budget or investment plan, and is part of the Company's daily business activities, while exceeding RMB50,000,000 (on a net value basis) in one single transaction; any sale, transfer, lease or disposal of assets of the Company which is not included in the Company's annual business, financial budget or investment plan, or is not part of the daily business activities of the Company, while exceeding RMB5,000,000 (on a net value basis) in one single transaction or more than RMB20,000,000 (on a net value basis) aggregated in 12 consecutive months;
(18)
Any capital expenditure, borrowing and acquisition which is outside of the Company's ordinary business and exceeds RMB5,000,000 in one single transaction or RMB20,000,000 aggregated in consecutive 12 months;
(19)
The Company’s initiation of or participation in any litigation, arbitration and other dispute resolution procedures involving the subject matter exceeding RMB5,000,000 or other equivalent currencies, or settlement in such cases; however, if the Company initiates any litigation, arbitration and other dispute resolution procedures against a Party or the Related Parties, the Board's resolution is not required, and the chairman or general manager may make his/her own decisions, while the chairman shall cooperate with the signing of relevant documents;
(20)
Stipulation and revision of the Company's financial accounting system and accounting policy;
(21)
Recruitment and dismissal of the Company's audit institutions;
(22)
Authorization of Senior Executive of the Company; and
(23)
Other powers prescribed by the Laws.

In respect of the matters specified in Section 8.2.1, items (1) to (4) shall be resolved unanimously by the directors present at the meeting of the Board; items (5) to (9) shall be resolved by a two-thirds (2/3) majority of the directors present at a meeting of the Board. Any other matters shall be approved by the simple majority of the directors present at the meeting of the Board. If the resolution involves both Investor A and ChipMOS BVI or their Related Parties, directors appointed by Investor A and ChipMOS BVI shall have the right to participate in voting on the resolution after disclosing the interest, unless otherwise provided by the Laws.

8.3.
Meetings of the Board
8.3.1.
The Board may convene regular meetings, special meetings or emergency meetings.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

8.3.2.
The first meeting of the Board shall be a special meeting no later than ten (10) Business Days after the date on which the Company obtains a New Business License, regardless of whether there is a different agreement as to the special meeting of the Board under this Agreement. The chairman shall convene the first meeting of the Board within such period and preside at such meeting.
8.3.3.
After the first meeting of the Board, the Board shall convene one (1) regular meeting per quarter. The meeting of the Board shall be convened and presided over by the chairman of the Board. The meetings of the Board shall be held in the place where the Company is located in principle and may also be held in other places within and outside China, subject to the decision of the chairman of the Board. The date of the regular Board meeting shall be decided by the chairman of the Board. Prior to each regular meeting of the Board, the general manager and the executive vice general manager shall prepare an agenda for the meeting, a draft resolution, and any supplementary materials that the directors deem should be reviewed by the Board. The chairman shall, at least ten (10) Business Days prior to each regular meeting of the Board, give a written notice to each director, which notice shall set out the date, time and place of the Board's regular meeting. Such notices shall be accompanied by a meeting agenda, draft resolution and other materials as indicated in this Section.
8.3.4.
Upon the proposal of at least two (2) directors, the chairman shall convene a special meeting of the Board. The proposing director shall specify the matters to be discussed and the chairman shall determine the date and place of the special meeting of the Board. Such special meeting shall be convened within no less than five (5) Business Days and no more than twenty (20) Business Days after the date of the proposal. The general manager and the executive vice general manager shall prepare a meeting agenda containing the items proposed by the proposing director, together with relevant supplementary materials, if any. The chairman shall, at least five (5) Business Days prior to the special meeting of the Board, give a written notice to each director, which notice shall set out the date, time and place of the special meeting of the Board. Such written notice shall be accompanied by a copy of the agenda of the meeting and include materials concerning proposed matters in the proposal for the meeting.
8.3.5.
In exceptional circumstances where the Board is required to take immediate actions, the chairman may convene an emergency meeting. The general manager and the executive vice general manager shall prepare the agenda of the meeting and the relevant supplementary materials (if any), containing the matters to be discussed in an emergency meeting. The chairman shall give a written notice to each director at least forty-eight (48) hours prior to the Board's emergency meeting manifesting the date, time and place of the Board's emergency meeting. Such notices shall be accompanied by a copy of the agenda of the meeting and the relevant supplementary documents (if any).

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

8.3.6.
To constitute a quorum of the meetings of the Board, at least two-thirds (2/3) of the directors shall attend the meetings. If a director is unable to attend the meeting in person, he may authorize others to attend the meeting on his behalf by a written proxy. The authorized representative shall have the right to vote on behalf of such director at the Board meeting and to have the same rights and powers as the director has. An authorized representative may represent more than one director and such authorized representative may be a director of the Board.
8.3.7.
Board meetings (whether regular, special or emergency) can be held on-site and/or by teleconference or videoconference, provided that all participants hear clearly the statements made by other participants and that all participants are present throughout the meeting.
8.3.8.
Meetings of the Board shall be held in Chinese. All minutes of Board meetings, resolutions and written resolutions shall be kept in the Company's principal place of business. The secretary of the Board shall summarize the minutes of the meetings of the Board, the opinions of each director and the resolutions of the Board, and prepare Chinese minutes of the meeting, and submit them to the directors for review within two (2) Business Days after the conclusion of each meeting of the Board. Each director shall, within three (3) Business Days of receipt of the minutes, provide his revising comments (if any) back to the secretary of the Board (if no feedback is given, it shall be deemed that no feedback exists). The secretary of the Board shall, within two (2) Business Days after receipt of the director's feedback, revise the minutes of the meeting in accordance with the directors' feedback (if any) and submit it to all directors for signature confirmation. If the directors have no objection to the revised minutes, they should sign and confirm within three (3) Business Days. The resolutions and minutes of the above meeting shall be preserved from the date of the meeting to five (5) years after the end of the Term of Operation of the Company (kept by each Party). The Parties shall have the right to inspect and copy such minutes and resolutions within five (5) Business Days after giving notice to the secretary of the Board. Other requirements for board meetings are set forth in the Articles of Association.
8.3.9.
In addition, the Board may adopt a written resolution in place of convening a Board meeting. Such written resolutions are deemed to have been passed by resolution after being sent to and endorsed by all directors. Such written resolutions shall be retained with the resolutions and minutes of other Board meetings and shall have the same validity and effect as the resolutions of the formal meetings of the Board.
8.3.10.
The general manager and the executive vice general manager shall have the right to attend any regular, special or emergency meeting of the Board, but shall not have any voting rights if the general manager and the executive vice general manager are not the directors of the Company. If the agenda of the Board meeting relates to the financial conditions of the Company and the participation of chief financial officer is required, the chief financial officer shall also attend the Board meeting, but shall not have any voting rights if the chief financial officer is not a director. The Board may also invite shareholder representatives to attend the meetings of the Board, but such shareholder representatives shall not have any voting right.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

8.3.11.
When the chairman is unable to perform his duties or does not perform his duties, the vice-chairman shall convene and preside over the meeting of the Board. If the vice-chairman is unable to perform his duties or does not perform his duties, more than half of the directors shall elect a director to convene and preside over the meeting of the Board.
8.4.
Deadlock
8.4.1.
If the Board is unable to pass any matter requiring Board approval on two consecutive Board meetings or sixty (60) days (whichever is shorter), such matters shall be deemed to be "Deadlock" and shall be resolved in accordance with Section 8.4.
8.4.2.
Within fourteen (14) days after the Deadlock, either Investor A or ChipMOS BVI may serve a Deadlock Notice ("Deadlock Notice") to the other Party stating that it has initiated further processing of the Deadlock and has provided the name and contact details of the Senior Executive responsible for dealing with the Deadlock. Within fourteen (14) days after the date of service of the Deadlock Notice, the Party receiving the Deadlock Notice shall inform the other Party in writing of the name and contact details of the Senior Executive responsible for the Deadlock.
8.4.3.
Within thirty (30) days after the Deadlock Notice is served, Senior Executives designated by both Parties shall meet and attempt to resolve the Deadlock. If the designated Senior Executive cannot reach an agreement on the Deadlock within sixty (60) days after the Deadlock Notice has been served, either Party may submit the Deadlock to arbitration in accordance with the procedure laid down in Section 19.2 (if it constitutes a "dispute" under such Section). For the avoidance of doubt, if the matter is not a "dispute" under Section 19.2 of this Agreement, the Parties shall operate the Company in the same manner as before the Deadlock occurred.
8.4.4.
After the Deadlock Notice is issued and before the Deadlock is resolved in accordance with Section 8.4, the Parties shall, to the best of their authority, operate the Company in the same manner as before the Deadlock Notice was issued.

Article 9. Management Organization

9.1.
Management Organization
9.1.1.
The Company adopts the general manager responsibility system. The general manager is responsible for leading the Company's management system and reports directly to the Board. In addition to the general manager, the management system of the Company shall have one (1) executive vice general manager, one (1) chief financial officer (general manager, executive vice general manager and chief financial officer may be referred to as "Senior Executive"), several vice general managers, chief operating officer and other management personnel.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

9.1.2.
Investor A shall have the right to nominate the general manager, the executive vice general manager and the chief financial officer. The nomination of the above Senior Executive shall be conducted by the relevant Parties and such Senior Executive shall be appointed by the Board. Vice general manager, chief operating officer and other management personnel are appointed by the general manager and the Board shall determine their terms of employment. If any manager ceases to hold office for reasons of retirement, resignation, dismissal, disability or death, his successor shall be employed in accordance with his original employment procedure.
9.2.
Duties of the Senior Executive
9.2.1.
The general manager shall be responsible to the Board, and has the following powers:
(1)
Presiding over the Company's production management, being responsible for the Company's daily administrative, scientific research, management, production and other business activities;
(2)
Signing contracts for the daily business within the scope authorized by this Agreement;
(3)
Proposing to or submitting to the Board the business plans, investment plans, annual and quarterly budgets, forecast plans and reports required by the Board;
(4)
Organizing and implementing the Company's annual business plans and investment programs;
(5)
Formulating the establishment programs of internal management organs of the Company, and the basic management system;
(6)
Stipulation and implementation of employee training programs;
(7)
Stipulation and implementation of the Company's specific rules;
(8)
Formulating the Company's overall remuneration, bonus and benefit policies, the Company's equity incentive plans, executive stock ownership plans or similar programs;
(9)
Formulating the establishment program for the Company's internal management;
(10)
Determining the appointment or dismissal of the employees, except appointment or dismissal which shall be resolved by the Board;
(11)
Determining the employment, retirement, salary, social welfare and labor protection of the Company's employees unless otherwise provided in this Agreement (for the avoidance of doubt, the matters agreed upon in this Agreement to be decided by the Board shall be deemed as "otherwise provided in this Agreement"); and
(12)
Dealing with any material matters other than those specified in Section 8.2.1 and all other matters authorized and directed by the Board.
9.2.2.
The executive vice general manager shall assist the general manager in handling the Company's daily operations and management, exercising of the duties of the general manager when the general manager cannot exercise his duties.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

9.2.3.
Unless otherwise approved by the Board, all the management shall work full-time in the Company and, in particular, shall not work part-time in other enterprises competing with the Company. For the purposes of this Section 9.2.3 only, if the Board authorizes any of the management in the Company to take up a part-time job in either Party or its Related Parties, the Parties hereby expressly acknowledge that such Party is deemed not to be competing with the Company.
9.2.4.
The Senior Executives shall abide by the Articles of Association and other systems, faithfully perform their duties and protect the interests of the Company. The Senior Executives shall not use their position and authority in the Company for securing their own or Third Parties' (including any Party to this Agreement) interests.
9.2.5.
No Senior Executive shall be liable to the Company for any conduct carried out by the Senior Executive in the ordinary course of his duties (and the Company shall indemnify the Senior Executive against any liability to any Third Party) unless such conduct constitutes intentional misconduct, fraud, gross negligence or breach of the Laws.
9.2.6.
The Board has the right to dismiss any Senior Executive who has engaged in malpractice or serious dereliction of duty. The general manager has the right to dismiss any other personnel of the Company who has engaged in malpractice or serious dereliction of duty.

Article 10. Supervisors

10.1.
Supervisors
10.1.1.
The Company does not have a Board of Supervisors; rather, there are two (2) supervisors, of which: Investor A shall appoint one (1) and ChipMOS BVI shall appoint one (1). The term of office of each Supervisor shall be three (3) years and the Supervisors shall be reappointed by the appointing Party to serve another term. No director or Senior Executive may concurrently serve as a supervisor.
10.1.2.
Investor A or ChipMOS BVI may replace its appointed supervisor at any time after sending a notice in writing to the Company and sending a copy of the notice to the other Parties.
10.1.3.
In the event that a seat of supervisor is vacated as a result of the retirement, replacement, resignation, sickness, disability or death of the supervisor, the original appointing Party of such supervisor shall immediately appoint his successor to complete the term of office of such supervisor. If there is a replacement or vacancy in the seat of the supervisor, all other Parties shall take all necessary steps to assist the appointing Party to appoint and remove its appointed Supervisor.
10.1.4.
The Company does not pay salaries to any supervisor; however, this provision does not prohibit a supervisor who is an employee of a Company from receiving salaries as an employee. The reasonable travel expenses and allowances for the supervisors to perform their duties as supervisors shall be borne by the Company.
10.2.
Power of Supervisor

Supervisors shall exercise the following powers:

(1)
Inspection of the Company’s finances;

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(2)
Supervision of the behavior of the directors and Senior Executive of the Company in performing their duties;
(3)
Proposing for the dismissal of any director or Senior Executive violating Laws, administrative regulations, Articles of Association or resolutions of the Board;
(4)
When the behavior of any director and management damages the interests of the Company, the Supervisor shall ask them to correct their actions;
(5)
Bringing a lawsuit against the director or management of the Company according to China's relevant Laws and regulations; and
(6)
Other powers as provided by applicable Laws and Articles of Association.

All of the above-mentioned matters shall be subject to the discretion of any supervisor.

Article 11. Business Activities and Technology Licensing

11.1.
Purchase

Under the same the terms and conditions of the purchases, the Company shall give priority to purchasing from suppliers within China. The Company has the right to purchase equipment or materials abroad in its own name, or to entrust any Party to assist in the purchase.

11.2.
Operation and Management Support

At the request of the Company, ChipMOS BVI and its Related Party will provide part of the operation and management support to the Company, which shall be stipulated in accordance with the Business Management Consulting Service Agreement signed by the Company and ChipMOS BVI and/or its Related Party. ChipMOS BVI and its Related Party shall strive for the Company's advantages on operation and management in the industry.

11.3.
Technology Licensing and Technical Support

If required by the operation of the Company, ChipMOS BVI and its Related Party will provide technical support to the Company as agreed in other written contracts.

11.4.
Stability and Growth of Core Business Team (Deleted)
11.5.
Trademarks

The trademarks used by the Company shall be applied by the Company itself and legally registered.

Article 12. Labor Management

12.1.
Principles of Management

All matters related to the labor management of the Company shall be handled in accordance with the provisions and procedures under the applicable Laws of China. Major matters shall be approved by the Board.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

12.2.
Number of Employees

The general manager shall determine the number of employees required for the effective operation of the Company within the framework of the budget formulated by the Board.

12.3.
Labor Contracts

The matters concerning the employment, dismissal, resignation, remuneration, welfare, reward, confidentiality, non-competition, discipline, punishment and labor insurance of the employees of the Company shall be stipulated in the labor contracts signed between the Company and individual employees. The Company may hire foreign employees based on its needs of business and assist its foreign employees to fulfill the approval procedures in connection with their entry, employment and residence.

12.4.
Terms and Conditions of Dispatched Employees

The Parties agree that the remuneration and benefits of the dispatched employees of the Parties shall be formulated by the general manager in accordance with the qualification of dispatched employees (including foreign employees) of the Parties, and shall be submitted to the Board for approval.

12.5.
Labor Union

The Company shall abide by the Labor Union Law of China.

Article 13. Accounting System

13.1.
Financial System
13.1.1.
The Company's chief financial officer is responsible for the Company's financial management. The chief financial officer shall report to the Board and the general manager.
13.1.2.
The Company’s general manager and chief financial officer shall formulate the financial accounting system and procedures of the Company in accordance with relevant Laws of China, Chinese Accounting Standards, and the business and financial procedures and requirements of Investor A and ChipMOS BVI. The accounting system and procedures to be adopted by the Company shall be submitted to the Board for approval. Upon approval of the Board, the Company shall submit the financial accounting system and procedures of the Company to the relevant departments for record (if necessary).
13.1.3.
The Company shall use RMB as its currency for bookkeeping.
13.1.4.
All accounting records, vouchers, books and statements of the Company shall be prepared and maintained in Chinese. The Parties shall have the right to inspect the Company's accounts within the scope permitted by Company Law of China (the Company's accounts shall be kept at the Company's principal place of business), and Investor A or ChipMOS BVI may, at its costs, employ an external auditor to audit the Company's accounts.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

13.1.5.
If a foreign currency conversion is required for the purposes of preparing the Company's accounts and statements, the dividends declared to be distributed to the Parties and for other purposes, it shall be calculated on the basis of the averages of the buying and selling rates published by the People's Bank of China at the date of actual payment and collection.
13.2.
Auditing

The Company shall employ an independent accounting firm registered in China as the Company's Auditor (the "Auditor") to inspect and verify the Company's annual financial statements, financial reports at the time of liquidation and any other financial documents required by the Board.

13.3.
Financial Reports
13.3.1.
The Company shall provide management reports to all directors on a monthly basis so that the directors can keep abreast of the Company's operations.
13.3.2.
The Company shall submit annual financial reports (including the audited income statement and the balance sheet for the said accounting year) and the audit reports issued by the Auditor to the Parties within three (3) months after the end of each Fiscal Year.
13.4.
Fiscal Year

The Company shall use the calendar year as its Fiscal Year, beginning on 1 January of each calendar year and ending on 31 December of the same year.

13.5.
Bank Accounts and Foreign Exchange Management
13.5.1.
The Company shall open one or more foreign exchange and RMB accounts with banks in China. Subject to the approval of relevant Governmental Authorities in China (if required), the Company may open foreign exchange accounts outside China.
13.5.2.
The foreign exchange transactions of the Company shall be handled in accordance with relevant foreign exchange regulations in China.
13.6.
Profit Distribution
13.6.1.
After the Company has paid the enterprise income tax, the Board will determine the amount of the reserve fund, enterprise development fund and employee rewards and welfare fund (if applicable) withdrawn from the net profit after tax. The sum of these funds withdrawn annually shall be determined by the Board.
13.6.2.
If the Company has an unrecovered loss carried forward from prior years, the net profit after tax for the current year shall first be used to make up for the carry-forward loss, and the profit distribution shall be made after completion of covering the loss. The profits retained by the Company and carried forward from the previous year to the current year may be distributed to the Parties together with the distributable profits for the current year or to the Parties after covering the loss for the current year.
13.7.
Consolidated Financial Statements

The Parties agree that the financial statements of the Company shall be consolidated by Investor A and the Company shall submit the financial statements in accordance with the format, type and time required by Investor A.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 14. Taxes and Insurance

14.1.
Income Tax, Customs and other Taxes
14.1.1.
The Company shall pay taxes in accordance with the relevant tax Laws of China. The Company shall exercise its best efforts to obtain any state or local preferential tax status available to foreign-invested companies.
14.1.2.
The Company shall exercise its efforts to obtain certification of "high-tech enterprise" in accordance with Laws.
14.1.3.
Both the Chinese and foreign employees of the Company shall pay individual income taxes in accordance with the tax Laws of China. The Company shall withhold individual income taxes for its employees as required by the tax Laws of China.
14.2.
Insurance
14.2.1.
The Company, under the supervision of the Board, shall obtain and maintain any insurance covering the matters which are deemed to result in losses or damages or to be risks by the general manager.
14.2.2.
The values of insured property, insured transportation and other insurances of the Company shall be calculated in either RMB or foreign currency (if appropriate). The general manager shall determine the categories and the amounts of insurance coverage under the supervision of the Board.

Article 15. Confidentiality and Non-Competition

15.1.
Confidentiality
15.1.1.
The Parties and the Company might, at times during the term of this Agreement, receive Confidential Information of other Parties. Unless otherwise provided herein, during the term of this Agreement and for two (2) years after the termination of this Agreement, those who have received the Confidential Information:
(1)
Shall maintain secrecy about such Confidential Information;
(2)
Shall not disclose the Confidential Information to anyone, except the director, executive, employee or external counsel, accountant, assets estimator or other Third Party advisor, who needs to access to such Confidential Information for the purpose of this Agreement to fulfill his obligations and duties, or with prior written consent of the Party; and
(3)
Shall not use the Confidential Information for personal interests in any way, other than for the purpose of this Agreement or with prior written consent of the Party.
(4)
The receiving Party of the Confidential Information may disclose the Confidential Information when required by relevant Laws to do so (including, but not limited to, disclose to relevant supervisory institution); however, such disclosure is limited to the requirements of such relevant Laws, and the receiving Party shall provide the opportunity for the disclosing Party to review the disclosed contents and to make relevant comments (to the degree that the Laws permits).

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

15.1.2.
The foregoing Section 15.1.1 shall not apply to the following information:
(1)
The receiving Party of the information has already known the information prior to receiving such information according to the written record;
(2)
The information has become publicly available by a means other than the receiving Party's breach of this Agreement ;
(3)
The information was received from a Third Party who did not have the obligation of maintaining secrecy;
(4)
The information was not marked as confidential, or was conveyed orally and the disclosing Party did not indicate such information as confidential information and such information does not constitute business secret; or
(5)
The information developed by the receiving Party on its own without making use of the Confidential Information.
15.1.3.
Upon request by any Party, the Company shall sign other confidentiality agreements similar to Section 15.1 for the Confidential Information received from such Party or its Related Party.
15.1.4.
Each Party and the Company shall cause their directors, executives, employees, other related persons of the Related Party, and the Persons who received the Confidential Information according to Section 15.1.1.(2) to comply with Section 15.1 herein.
15.2.
Non-competition
15.2.1.
Unless otherwise permitted in this Agreement or with prior written consent by Investor A, ChipMOS BVI and its Related Party shall not invest in other entities engaging in the same or similar business in China during the term of this Agreement. ChipMOS BVI and its Related Party shall actively generate business and growth opportunities for the Company within China. Under the same terms and conditions, the Company is given priority to work with the Chinese customers. Notwithstanding the foregoing, Investor A agrees that ChipMOS BVI and its Related Party may establish companies in China to engage in the sales and promotion of the assembly, testing and processing services for semiconductor integrated circuit device and engage in businesses other than manufacturing activities, such as providing customer services.
15.2.2.
Investor A and ChipMOS BVI shall jointly set out the non-compete arrangement and rules, at a suitable time, to facilitate the Company's planned initial public offering.
15.2.3.
The Parties acknowledge and agree that Investor A may conduct similar investment in the industry which the Company engages in (without consents of the other Parties), and Investor A may combine the Company with such similar company it invested in, upon the approval of the Board.
15.2.4.
Regardless of any other provision in this Agreement, each Party hereby acknowledges and agrees the obligations set forth in Section 15.2 shall apply to its parent company, subsidiaries and other joint ventures held with the Third Party, and commits to cause its parent company, subsidiaries and other joint ventures held with the Third Party to perform such obligations, and to be liable for damage resulting from any violation thereof.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 16. Term, Termination and Liquidation

16.1.
Term of Operation
16.1.1.
The operation term of the Company shall be fifty (50) years from the incorporation of the Company ("Term of Operation"). The Company may extend the term in accordance with Section 16.1.2, or terminate this Agreement before expiration in accordance with Sections 16.2.2 and 16.2.3.
16.1.2.
Company may extend its Term of Operation under the unanimous approval of the Board. On such occasion, the Company shall immediately change its relevant business registrations as required by Laws.
16.2.
Termination
16.2.1.
Unless the Parties extend the Term of Operation in accordance with Section 16.1.2, this Agreement shall be terminated immediately upon the expiration of the Term of Operation in accordance with Section 16.1.1.
16.2.2.
The Parties may terminate this Agreement at any time in writing by mutual consent.
16.2.3.
Each of Investor A and ChipMOS BVI (for the purpose of Section 16.2.3, one of Investor A and ChipMOS BVI referred to as “Terminating Party,” both Investor A and ChipMOS BVI referred to as “Both Parties,” and the non-terminating Party referred to as "Terminated Party") has the right to terminate this Agreement prior to the expiration of the Term of Operation upon a written notification to the other Parties under any of the following events:
(1)
The Terminated Party materially violates this Agreement or Articles of Association, and such violation cannot be cured by the Terminated Party within thirty (30) days after its receipt of the Terminating Party's written notification;
(2)
The Terminated Party enters into bankruptcy, liquidation or dissolution process, suspends the business operation, or becomes insolvent;
(3)
The Terminated Party Transfers all or part of the Equity Interest in violation of this Agreement, or puts all or part of the Equity Interests in pledge or other Encumbrance;
(4)
The ultimate actual controlling Person of the Terminated Party is changed (except for the circumstances set forth in the Exceptions for Change of the Actual Controlling Person under Section 6.1.1 of this Agreement);
(5)
All or substantially all of the assets of the Company are expropriated by the Governmental Authority, and thus the Company fails to operate; or;
(6)
Factors or consequences attributable to the Force Majeure (definition in Article 18.1 of this Agreement) have materially influenced the business operation of the Company for at least six (6) months, and Both Parties are unable reach a mutually agreeable solution in accordance with Article 18 of this Agreement.

The term "materially violates" referred to in this Section 16.2.3(1) means that the breach of obligations under this Agreement of one Party which causes the failure of the purpose of this Agreement, or causes great difficulties in the continuing operation of the Company.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

16.3.
Liquidation
16.3.1.
If this Agreement is terminated in accordance with Section 16.2, unless otherwise agreed by the Parties, the Board shall form a liquidation committee within ten (10) days, and grant such committee the full right of representing the Company in handling all matters. The liquidation committee shall conduct the evaluation and liquidation of assets of Company in accordance with the Laws of China.
16.3.2.
The liquidation committee shall consist of three (3) members; one shall be designated by Investor A, one shall be designated by ChipMOS BVI, and the third member shall be jointly designated by both Investor A and ChipMOS BVI. The members of the liquidation committee may include, but are not limited to, the director or other Senior Executive of the Company. If permitted by the Laws of China, the foregoing Party may designate attorneys or certified accountants as the member of the liquidation committee, or to assist in the works of the liquidation committee. The Board shall inform related authorities of the establishment status of the liquidation committee (if required).
16.3.3.
The liquidation committee shall thoroughly check the assets and liabilities of the Company, and shall prepare the liquidation program based on the relevant provisions of this Agreement. Upon the approval of the Board, the liquidation program shall be carried out under the supervision of the liquidation committee.
16.3.4.
The liquidation committee shall make best effort to obtain the best prices for the liquidated assets of the Company when implementing the liquidation program.
16.3.5.
The costs of liquidation, including the remuneration of members of the liquidation committee and professional consultants, shall be paid prior to other creditors, and shall be paid from the assets of the Company.
16.3.6.
After liquidating and distributing all the assets and discharging all the debts of the Company, all remaining assets shall be distributed to the Parties in proportion to their respective Equity Interests.
16.3.7.
Upon the completion of procedure of liquidation, the liquidation committee shall return the business license of the Company to the relevant Registration Authority, and shall conduct all processes of annulment registration. Investor A shall retain the original documents for the required period of time in accordance with the relevant Laws of China.
16.4.
Further Assurance

Each Party hereby agrees to the termination and liquidation of the Company under Article 16 and further agrees that the Board shall be deemed to have unanimously agreed to such termination or liquidation. Upon termination or liquidation, each Party agrees to promptly take all actions required by Laws to complete the termination or liquidation, and to sign all required documents. Each Party agrees to cause directors appointed by it and the Company to take all actions required by Laws to complete the termination or liquidation, and to sign all required documents.

16.5.
Continue in Effect

After termination of this Agreement, Articles 15 to 20 of this Agreement shall continue to have full force and effect until the relevant obligations are performed.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 17. Default

17.1.
Event of Default

Subject to the provisions of this Article 17, (1) if a Party fails or ceases to perform its obligations under this Agreement, and such Party fails to begin correcting such default within thirty (30) days of receipt of a written notice from the other Parties or Company, which specifies the nature of such default in a reasonable and detailed way, or fails to complete the correction with sixty (60) of receipt of such notice; or (2) if a Party makes any representation or guarantee that is untrue or inaccurate in any significant aspect, then such Party shall be deemed to breach this Agreement.

17.2.
Liabilities for Default
17.2.1.
In the event of default, if the Company or a Party suffers any costs, liabilities or losses (including loss of profits of Company, but excluding any indirect damage of whatsoever nature of Company or any Party), the defaulting Party shall indemnify and hold harmless the Company and the non-defaulting Party from and against such costs, liabilities or losses (including loss of interest and reasonable attorneys' fees).
17.2.2.
Without limiting the general application of the foregoing, if any Party, pursuant to this Agreement or any document delivered pursuant to this Agreement or other evidence, provides any statement, covenant, undertaking or agreement that is inaccurate, or if any Party violates such statement, covenant, undertaking or agreement, such Party ("Indemnitor") shall defend, indemnify and hold harmless other Parties and the Company ("Indemnitee") against any claims, losses, liabilities, damages, deficiencies, judgments payables, tax payments, fines, settlement amount, costs or expenses (including loss of interest, fine, and reasonable expense and loss of profits of Company, and any reasonable attorneys' fees, expert fees and personnel costs, consultant fees, and any other expenses incurred in connection with any litigation or procedure between Indemnitee, Indemnitor, and any other Third Party.
17.2.3.
In the event where more than one Party defaults under this Agreement, each defaulting Party shall be held responsible for its own default.

Article 18. Force Majeure

18.1.
Definition of Force Majeure

"Force Majeure" herein shall mean any event that happens after the Effective Date, and is beyond one Party's control and that is not foreseeable, avoidable or surmountable and that prevents the Party from performing all or part of its obligations under this Agreement. Force Majeure includes the following: earthquake, typhoon, flood, fire, war, malfunction in national or international transportation, act of Governmental Authority or public authority, epidemic, riot, strike, and other events which are unforeseeable, unavoidable and uncontrollable, including events generally accepted as Force Majeure events in international commercial practice.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

18.2.
Effect of Force Majeure
18.2.1.
f a Party is prevented from or delayed in carrying out any provision of this Agreement by reason of Force Majeure, such Party shall be excused from such performance to the extent and during the period of such prevention or delay. In the event of a Force Majeure condition, the time for performance shall be extended for the period of continuance of such condition, and the Party is excused from any punishment.
18.2.2.
A Party who invokes Force Majeure shall notify the other Parties in a timely manner in writing, and shall provide evidence of such event of Force Majeure and expected duration within fifteen (15) days of such Force Majeure. A Party who invokes Force Majeure shall exercise all reasonable efforts to overcome the Force Majeure event.
18.2.3.
In the event of a Force Majeure condition, the Parties shall, in a timely manner, hold a consultation about searching for a just solution. The Parties shall exercise all reasonable efforts to mitigate damages of the Force Majeure event.

Article 19. Governing Law and Dispute Resolution

19.1.
Governing Law
19.1.1.
The formation, validity, effect, construction, performance, modification, and termination of this Agreement, and dispute resolution related to this Agreement, shall be governed by the Laws of China.
19.1.2.
If any existing Laws, regulations and rules are amended or re-interpreted by new Laws, regulations and rules during the term of this Agreement, and such event causes any Party suffer a Material Adverse Effect on its economic interests under this Agreement, then the Parties shall hold a consultation and exercise its best efforts to make the necessary adjustments to maintain the current economic interests to each Party to a degree no less than existed prior to such amendment or re-interpretation of Laws, regulations, or rules. If it is impossible to make such adjustments, the Parties shall hold a consultation to determine whether to terminate this Agreement in accordance with Article 16.
19.2.
Dispute Resolution
19.2.1.
In case of any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any right, obligation, and liability of this Agreement, pre-Agreement, and post-Agreement, including the formation, validity, interpretation, breach, termination or invalidity thereof ("Dispute"), such Dispute shall be settled by the Parties through discussions in good faith. Such discussion shall begin after a Party provides the other Parties with a written notice of the existence of the Dispute. In case no settlement can be reached through discussions within thirty (30) days after the first Party notifies the other Parties of such Dispute in writing, any Party may submit the Dispute to arbitration under Section 19.2 of this Agreement.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

19.2.2.
Any Dispute shall be submitted to China International Economic and Trade Arbitration Commission ("CIETAC") Shanghai Sub-Commission for arbitration which shall be conducted in accordance with the rules of CIETAC Arbitration Rules in force at the time of the execution of this Agreement. The CIETAC Arbitration Rules are deemed to be incorporated into this Section 19.2.2 and may be revised by other agreements to this Section. The place of arbitration shall be Shanghai, China. The arbitral tribunal shall be composed of three (3) arbitrators. Each of the applying Party and applied Party shall appoint one (1) arbitrator and the two (2) arbitrators-elect shall appoint the third arbitrator. If the Parties are unable to agree to a third arbitrator, such third arbitrator shall be appointed by CIETAC under the CIETAC Arbitration Rules. The third arbitrator shall not be a Person of either Mainland or Taiwan regions of China. The third arbitrator shall act as chairman of the arbitral tribunal.
19.2.3.
If any issue raised in a Dispute ("Related Dispute") is substantially the same as or connected with the issue raised in a previous Dispute, and such previous Dispute has been summited for arbitration in accordance with the Transaction Documents (including this Agreement) ("Existing Dispute"), or if the facts of a Related Dispute are substantially the same as the facts of an Existing Dispute, then the arbitral tribunal ("Arbitral Tribunal") to which Existing Dispute has already been appointed, or will be appointed, shall be appointed as the Arbitral Tribunal of Related Disputes.
19.2.4.
Upon request by any Party who involved in the Dispute and intents to participate in the arbitration proceeding, or any Party to this Agreement, Arbitral Tribunal may agree such participation of such Party and make one final award. Each Party hereby agrees to participate in the relevant arbitration proceeding upon request by the Party who involved in the Dispute.
19.2.5.
If two or more Disputes have been appointed to the same Arbitral Tribunal in accordance with the foregoing provision, the Arbitral Tribunal may, based on the mutual consent of all the Parties concerned or the application of one of the Parties concerned, order that all or part of the matters at issue shall be heard together in accordance with any terms or conditions as the Arbitral Tribunal determines appropriate. The Arbitral Tribunal has power to make the decision and to make interim and partial awards as the Arbitral Tribunal determines appropriate.
19.2.6.
All arbitration proceedings, complaints, written statements, documents, and awards hereunder shall be conducted in the Chinese. All awards shall be quoted and paid in RMB.
19.2.7.
The award rendered by the Arbitral Tribunal shall be final and binding upon the Parties participating in the arbitration proceeding.
19.2.8.
The arbitration fees shall be paid by one Party or Parties participating in the arbitration proceeding in accordance with the award rendered by the Arbitral Tribunal.
19.2.9.
During the period of dispute resolution, the Parties shall continue to perform their obligations under this Agreement in all respects except the matter in Dispute.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Article 20. Miscellaneous

20.1.
Entering into Force

This Agreement shall become effective upon being duly executed by the Parties (Chinese entity that is not a natural person shall also affix its company seal).

20.2.
Non-disclosure

Without the prior written consent of Investor A and ChipMOS BVI, neither Party shall make any public announcement concerning the Company, this Agreement, this cooperation , or Company's business except (1) to disclose to the securities regulatory authority or the stock exchange of the jurisdiction of the disclosing Party (or its Related Party) in accordance with applicable Laws or stock exchange regulations; (2) to disclose to the relevant Governmental Authority officials in accordance with applicable Laws; (3) to disclose for the purpose of the performance of this Agreement; (4) to disclose for exercise of rights and performance of obligations of a Party under this Agreement or in connection with this Agreement; (5) to disclose for other purpose of integrity after the establishment of the Company; or (6) to disclose for any dispute in connection to this Agreement. Under the foregoing circumstances, if applicable, the Party who is required to disclose shall immediately notify other Parties in writing of such announcement, and shall discuss with the other Parties in good faith the specific wording of any such announcement and take precautionary measures to prevent any disclosure of Confidential Information to the maximum extent permitted by Laws.

20.3.
Waiver

No failure or delay by any of the Parties in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any of the Parties of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by Laws.

20.4.
Assignment

Except as the Permitted Transfer set forth in Article 6 in this Agreement, any right and obligation under this Agreement shall not be assigned or transferred by any Party to any Third Party without the prior written consent of the other Parties. The assignment of this Agreement shall be subject to relevant procedures under this Agreement.

20.5.
Independent Contractor

Nothing contained in or relating to this Agreement shall constitute or be deemed to appoint any of the Parties as the agent of the other Parties (except with the prior written consent of such other Party) or to authorize any of the Parties to create any expenses or other obligation of whatsoever form on behalf of or in the name of the other Parties (except with the prior written consent of such other Party).

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

20.6.
Amendment

This Agreement may be modified or amended only by executed written documents by the Parties to this Agreement.

20.7.
Severability

If any provision of this Agreement is deemed invalid or unenforceable under the applicable Laws, such provision (shall be invalid or unenforceable only to the extent of such invalidity or unenforceability) shall be deemed severed from this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. Under the forgoing circumstance, the Parties shall exercise its best efforts to enforce the provisions and commercial objectives of this Agreement and substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

20.8.
Notices
20.8.1.
All notices, requests, and other communications hereunder shall be in writing and shall be delivered, faxed, or mailed to the Parties at the following addresses, facsimile numbers or email addresses (or to such other addresses, facsimile numbers, or email addresses as notified in writing by the attention to the other Parties at least ten (10) days in advance of such change):

Investor A:	Yangtze Memory Technologies Holding Co., Ltd.
Address:	Room 1701, Building A, Overseas Talents Building, No. 999 Gaoxin Avenue, East Lake High-tech Development Zone, Wuhan City
Attention:	Chairman Nan-Xiang Chen
Facsimile number:	/
Email:

ChipMOS BVI:	ChipMOS TECHNOLOGIES (BVI) LTD.
Address:	No.1, Yanfa 1st Rd., Hsinchu Science Park, Hsinchu City
Attention:	Chairman Teng-Yueh, Tsai
Facsimile number:	886-3-566-8980
Email:

Investor C:
Accretech (China) Co., Ltd.
Address:	Room 2101C, No. 1077, Zu Chong Zhi Road, Ling Yang Building, Pudong New District, Shanghai, China
Attention:	Hao Chen
Facsimile number:	021-3887-0805
Email:

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Chao-Jung Tsai
Address:	11F., No. 601, Mingshui Rd., Zhongshan Dist., Taipei City
Attention:	Chao-Jung Tsai
Email:

Shih-Jye Cheng
Address:	No. 27-16, Aly. 10, Ln. 81, Guanghua 2nd St., Hsinchu City
Attention:	Shih-Jye Cheng
Facsimile number:	886-3-566-8980
Email:

Shou-Kang Chen
Address:	No. 2, Ln. 188, Yuping Rd., Neighborhood 13, Wensheng Vil., East Dist., Tainan City
Attention:	Shou-Kang Chen
Email:

David W. Wang
Address:	9F.-3, No. 1, Sec. 4, Xinyi Rd., Taipei City
Attention:	David W. Wang
Email:

20.8.2.
Any notice, request, or other communication to be given, delivered or made in accordance with this Section 20.8 shall be deemed to have been given, delivered, or made as follows:
(1)
Any notices, requests, and other communications shall be deemed to have been dully received three (3) Business Days after receipt by the sender of post office's confirmation of receipt, if delivered within the country by registered or certified mail;
(2)
Any notices, requests, and other communications shall be deemed to have been dully received ten (10) Business Days after receipt by the sender of post office's confirmation of receipt, if delivered abroad by registered or certified mail;
(3)
Any notices, requests, and other communications shall be deemed to have been dully received at the time of actual delivery, if delivered in person or by courier service;
(4)
Any notices, requests, and other communications shall be deemed to have been dully received upon receipt by the sender of a confirmation of transmission, if delivered by facsimile; and
(5)
Any notices, requests, and other communications shall be deemed to have been dully received upon sending such email (the computer system of the sender shows that the email is dully delivered to the receiver's device), if delivered by email.

If more than one method described above is used by any Party, such notice, request, or other communication shall be deemed to have been received at the earliest date.

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

20.9.
Further Effort

The Parties shall, upon each request by the other Parties, execute or attempt to execute such further documents, agreements, and contracts, and shall perform or attempt to perform such further acts as may reasonably be necessary to carry out and give full effect to the terms of this Agreement.

20.10.
Expenses

Unless otherwise expressly specified in this Agreement, each Party hereto shall bear its own attorney fees, expert fees and other expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

20.11.
Language and Counterpart
20.11.1.
This Agreement is written in Chinese.
20.11.2.
This Agreement can be executed in as many originals as needed, while each original shall has the same legal effect, and each Party shall retain no less than one (1) original.
20.12.
Entire Agreement

Unless otherwise agreed by the Parties, this Agreement and the Articles of Association constitute the entire agreement of the Parties relating to the subject matter addressed in this Agreement. This Agreement supersedes all prior oral or written agreements, contracts, understandings, or communications between the Parties with respect to the subject matter addressed in this Agreement. The attachments, appendices and schedules are part of this Agreement, and have the same binding force as the main part of this Agreement.

20.13.
This Restatement

This Agreement is the amendment and restatement of the following agreements, and as of the execution date of this Agreement, the following agreements shall automatically terminate and will no longer be binding upon the signing parties: the "AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE of ChipMOS TECHNOLOGIES (Shanghai) LTD." and the 1st and 2nd supplemental agreements thereof made and executed among ChipMOS BVI, Investor C and other relevant parties respectively on November 30, 2016, April 10, 2017 and November 28, 2017, and the "3rd, 4th, 5th, 6th and 7th Supplemental Agreements for the AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE of Unimos Microelectronics (Shanghai) Co., Ltd." made and executed among ChipMOS BVI, Investor C and other relevant parties respectively on August 1, 2018, December 29, 2018, February 1, 2019, June 18, 2019 and August 8, 2019, and the "AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE of Unimos Microelectronics (Shanghai) Co., Ltd." made and executed among ChipMOS BVI, Investor C and other relevant parties on December 16, 2019, and the "AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE of Unimos Microelectronics (Shanghai) Co., Ltd." made and executed among ChipMOS BVI, Investor C and other relevant parties on May 11, 2020, and the "AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE of Unimos Microelectronics (Shanghai) Co., Ltd." made and executed among ChipMOS BVI, Investor C and other relevant parties on December 15, 2022.

[Signature Page Follows]

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Investor A: Yangtze Memory Technologies Holding Co., Ltd. (Seal) Signature: _________________________ Name: Nan-Xiang Chen Title: Legal Representative

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

ChipMOS BVI: ChipMOS TECHNOLOGIES (BVI) LTD. (Seal) Signature: _________________________ Name: Teng-Yueh, Tsai Title: Chairman

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Investor C: Accretech (China) Co. Ltd. (Seal) Signature: _________________________ Name: Hao Chen Title: Director / General Manager

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Investor C: Chao-Jung Tsai Signature: _________________________

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Investor C: Shih-Jye Cheng Signature: _________________________

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Investor C: Shou-Kang Chen Signature: _________________________

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

(Translation, for reference only)

Unimos Microelectronics (Shanghai) Co., Ltd.

AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE

[Signature Pages]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date first above written.

Investor C: David W. Wang Signature: _________________________

ATTACHMENTS TO THE AMENDED AND RESTATED AGREEMENT FOR SINO-FOREIGN EQUITY JOINT VENTURE